Exhibit 99
News Release

Contact:	Dan McClain (Media)
(310) 201-3335
dan.mcclain@ngc.com

Paul Gregory (Investors)
(310) 201-1634
paul.gregory@ngc.com
Northrop Grumman Reaches a Settlement Agreement with the U.S. Government on Two Legal Matters
     LOS ANGELES – April 2, 2009 – Northrop Grumman (NYSE: NOC) announced today that it has reached an agreement with the U.S. government to settle two legal matters. The settlement amounts for the two matters are equal and thereby offset each other.
     The first matter involved a lawsuit filed by Northrop Grumman in December 1996 against the U.S. government for recovery of uncompensated costs, investments and a reasonable profit related to the Tri-Service Standoff Attack Missile (TSSAM) program that the government cancelled for convenience in 1995. Under the terms of the agreement, the Department of Justice valued Northrop Grumman’s TSSAM claims at $325 million.
     The second matter involved a U.S. Department of Justice claim related to certain microelectronics parts produced by the former TRW Inc., prior to its acquisition by Northrop Grumman in 2002. Under the terms of the agreement, the Department of Justice valued its claims regarding the microelectronics matter at $325 million.
     As previously reported, the government commenced an investigation in 2003 based on allegations contained in a False Claims Act case that was filed under seal in 2002. While the company believes it acted properly under its contracts and had substantive defenses to the claims, it also believes that settlement is in the best interest of all parties as it releases the company from the government’s claims, avoids litigation, and preserves a valued customer relationship.
     The company is subject to various litigation and other contingencies, and management records and adjusts provisions and accruals for these contingencies from time to time as conditions require and in accordance with generally accepted accounting principles. In the third quarter of 2006, the company recorded a legal provision for settlement and legal expenses related to the microelectronics claim. The financial impact of this agreement, including its related cost, on the previously recorded accrual for the microelectronics claim and any other adjustments for legal matters is expected to result in

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media

Northrop Grumman Reaches a Settlement Agreement with the U.S. Government on Two Legal Matters a net gain to be reported in the company’s second quarter 2009 results. This agreement will not have a significant impact on the company’s cash from operations.
     Northrop Grumman Corporation is a leading global security company whose 120,000 employees provide innovative systems, products, and solutions in aerospace, electronics, information systems, shipbuilding and technical services to government and commercial customers worldwide.
     Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that the company believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Such forward-looking information includes statements regarding accruals and provisions for contingencies and cash from operations. These statements are subject to various assumptions and uncertainties, including management’s evaluation and associated accruals and provisions for other litigation, claims, appeals, bid protests and investigations; the impact of domestic and global economic uncertainties on financial markets, access to capital, value of goodwill and other long-lived assets; changes in government spending; future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions and regulatory requirements; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; performance issues with, and financial viability of, key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; allowability and allocability of costs under U.S. Government contracts; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; the availability and retention of skilled labor; and anticipated costs of capital investments, among other things.
This information reflects the company’s best estimates when made, but the company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.
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0408-169

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com/media